Exhibit 99.1

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars in Millions, except Per Ton Data)

	2011		2010	First Six Months Ended
	Second	First	Second	June 30,
	Quarter	Quarter	Quarter	2011	2010

NET SALES	$1,289.0	$1,187.0	$1,020.2	$2,476.0	$1,891.7

Cost of materials sold	1,125.1	1,030.3	887.6	2,155.4	1,625.3

Gross profit	163.9	156.7	132.6	320.6	266.4

Warehousing, delivery, selling, general and administrative	139.8	135.2	126.6	275.0	244.9
Restructuring and other charges	0.6	0.3	—	0.9	—
Gain on insurance settlement	—	—	(2.6)	—	(2.6)
Impairment charge on fixed assets	2.5	—	0.5	2.5	1.0

OPERATING PROFIT	21.0	21.2	8.1	42.2	23.1

Other income and (expense), net	(0.7)	5.7	2.4	5.0	(0.1)
Interest and other expense on debt	(20.4)	(19.7)	(18.9)	(40.1)	(37.8)

INCOME (LOSS) BEFORE INCOME TAXES	(0.1)	7.2	(8.4)	7.1	(14.8)

Provision (benefit) for income taxes	7.7	(1.2)	3.7	6.5	6.3

NET INCOME (LOSS)	(7.8)	8.4	(12.1)	0.6	(21.1)

Less: Net loss attributable to noncontrolling interest	(0.6)	(1.0)	(0.2)	(1.6)	(0.2)

NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON INC.	$(7.2)	$9.4	$(11.9)	$2.2	$(20.9)

Supplemental Data :

Tons shipped (000)	647	645	582	1,292	1,109
Shipping days	64	64	64	128	127

Average selling price/ton	$1,992	$1,840	$1,753	$1,916	$1,706
Gross profit/ton	253	243	228	248	240
Operating profit/ton	32	33	14	33	21

LIFO expense/ton	74	52	61	63	43

LIFO expense	$48.1	$33.3	$35.5	$81.4	$48.0

Depreciation and amortization expense	11.3	10.5	9.2	21.8	18.4

Cash flow from operating activities	(71.5)	(103.7)	(112.9)	(175.2)	(164.7)
Capital expenditures	(12.7)	(6.4)	(9.7)	(19.1)	(15.0)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation.

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Net Income (Loss) Attributable to Ryerson Inc. to EBITDA

(Dollars in millions)

	2011		2010
	Second Quarter	First Quarter	Second Quarter

Net income (loss) attributable to Ryerson Inc.	$(7.2)	$9.4	$(11.9)
Interest and other expense on debt	20.4	19.7	18.9
Provision (benefit) for income taxes	7.7	(1.2)	3.7
Depreciation and amortization expense	11.3	10.5	9.2

EBITDA	$32.2	$38.4	$19.9
Reorganization	2.6	0.9	0.8
Advisory services fee	1.2	1.3	1.2
Foreign currency transaction (gains) losses	0.2	0.8	(2.7)
Gain on insurance settlement	—	—	(2.6)
Impairment charge on fixed assets	2.5	—	0.5
Gain on bargain purchase	0.5	(6.3)	—
Other adjustments	—	(0.2)	0.3

Adjusted EBITDA	$39.2	$34.9	$17.4

Adjusted EBITDA	$39.2	$34.9	$17.4
LIFO expense	48.1	33.3	35.5

Adjusted EBITDA, excluding LIFO expense	$87.3	$68.2	$52.9

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, gain on the sale of assets, reorganization expenses and the payment of management fees. We believe that EBITDA and Adjusted EBITDA provide additional information for measuring our performance and are measures frequently used by securities analysts and investors. EBITDA and Adjusted EBITDA do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA nor Adjusted EBITDA is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA and Adjusted EBITDA may differ from that of other companies. Above is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense.